Exhibit 3.321

ARTICLES OF INCORPORATION

OF

CONRAD INTERNATIONAL (EGYPT) RESORTS CORPORATION

The undersigned natural person, acting as incorporator of a corporation (the “Corporation”) under the provisions of Chapter 78 of the Nevada Revised Statutes and the acts amendatory thereof, adopts the following Articles of Incorporation.

ARTICLE 1

NAME

The name of the Corporation is CONRAD INTERNATIONAL (EGYPT) RESORTS CORPORATION.

ARTICLE 2

DURATION

The period of duration of the Corporation shall be perpetual.

ARTICLE 3

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful activity.

ARTICLE 4

AUTHORIZED SHARES AND ASSESSMENT OF SHARES

Section 4.01 Authorized Shares. The aggregate number of shares that the Corporation shall have the authority to issue is ten thousand (10,000) shares of Capital Stock with a par value of $1.00 per share.

Section 4.02 Assessment of Shares. The Capital Stock of the Corporation, after the amount of subscription price has been paid, shall not be subject to pay the debts of the Corporation, and no Capital Stock issued as fully paid up shall ever be assessable or assessed.

Section 4.03 Denial of Preemptive Rights. No shareholder of the Corporation shall have any preemptive or other right, by reason of his status as a shareholder, to acquire any unissued shares, treasury shares, or securities convertible into shares of the Capital Stock of the Corporation. This denial of preemptive rights shall, and is intended to, negate any rights which would otherwise be given to shareholders pursuant to NRS 78.265 or any successor statute.

ARTICLE 5

INITIAL RESIDENT AGENT

Resident Agent. The address of the Resident Agent of the Corporation within the State of Nevada is CSC SERVICES OF NEVADA, INC., whose business address is 502 East John Street, Carson City, Nevada 89706. The mailing address and the street address of the said resident agent are identical.

ARTICLE 6

DATA RESPECTING DIRECTORS

Section 6.01 Style of Governing Board. The members of the governing board of the Corporation shall be styled Directors.

Section 6.02 Initial Board of Directors. The initial Board of Directors shall consist of two (2) members, who need not be residents of the State of Nevada or shareholders of the Corporation.

Section 6.03 Names and Addresses. The names and addresses of the persons who are to serve as Directors, until their successors have been elected or chosen and have qualified, are as follows:

Name	Business Address

Dieter H. Huckestein	9336 Civic Center Drive
Beverly Hills, CA 90210

Matthew J. Hart	9336 Civic Center Drive
Beverly Hills, CA 90210

Section 6.04 Increase or Decrease of Directors. The number of Directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

Section 6.05. Indemnification of Directors. The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. The Corporation may purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such liability.

Section 6.06 Liability of Directors. The personal liability of the directors of the Corporation is hereby eliminated to the maximum extent permitted by the provisions of the General Corporation Law of the State of Nevada.

ARTICLE 7

DATA RESPECTING INCORPORATOR

The name and address of the incorporator of the Corporation are as follows:

Name	Business Address

M. Hue Smith III	9336 Civic Center Drive
Beverly Hills, CA 90210

ARTICLE 8

AMENDMENTS, ALTERATIONS AND REPEALS

The Corporation reserves the right to amend, alter or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on September 13, 2000.

/s/ M. Hue Smith III
M. Hue Smith III
Incorporator

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On this 15th day of September, 2000 before me, David Marote, Notary Public, personally appeared M. HUE SMITH III, personally known to me to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument

WITNESS my hand and official seal.

[Seal]

David Marote	/s/ David Marote
Comm. #1031494 Notary Public-California Los Angeles County Comm Exp. Aug. 8, 2002	David Marote, Notary Public